Exhibit 99.2

Membership Collective Group: Chief Financial Officer Notification

LONDON, U.K. March 16, 2022 — Membership Collective Group Inc. (NYSE: MCG) (“MCG,” “Company,” “we” or “our”), a global membership platform of physical and digital spaces that connects a vibrant, diverse, and global group of members, today announced the resignation of Chief Financial Officer Humera Afzal.

Membership Collective Group Inc. (“MCG”), (NYSE: MCG) announced today that Chief Financial Officer Humera Afzal is leaving her position in June due to factors outside the Company.

A search process is underway to appoint a successor. Ms. Afzal will continue to serve as CFO until the end of her notice period on June 14, 2022 and will help ensure an orderly transfer of her duties.

Nick Jones, Founder and CEO of MCG, said: “Humera played an instrumental role in leading our IPO process and the journey towards MCG becoming a public company and I would like to thank her for her support and dedication. We wish her all the very best for the future."

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